Exhibit 99.1

UTime Limited

2024 Performance Incentive Plan

1.	PURPOSE OF PLAN

The purpose of this 2024 Performance Incentive Plan (this “Plan”) of UTime Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), is to promote the success of the Company and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Company’s shareholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is: (a) an employee of the Company or one of its Subsidiaries; (b) a director of the Company or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Company or one of its Subsidiaries) to the Company or one of its Subsidiaries and who, in each case, is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Company or the Company’s compliance with any applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation, company or other entity, a majority of whose outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company and includes any variable interest entity or subsidiary of a variable interest entity whose financial statements are included in the Company’s financial statements; “Board” means the board of directors of the Company. from time to time; and “Eligible Person” includes any prospective employee, director, or consultant who has accepted an offer of employment or service and will be an Eligible Employee after the commencement of their service.

3.	PLAN ADMINISTRATION

3.1	The Administrator.

(a)	This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) established by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors (or such number of directors as may be required under applicable law).

(b)	A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Company, its authority under this Plan. The Board may delegate different levels of authority to different committees with administrative power and grant authority under this Plan.

(c)	Unless otherwise provided in the Amended and Restated Memorandum and Articles of Association of the Company or applicable charter of any Administrator: (i) a majority of the members of the acting Administrator shall constitute a quorum, and (ii) the vote of a majority of the members present, assuming the presence of a quorum or the unanimous written resolution of the members of the Administrator, shall constitute action by the acting Administrator.

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting[1] requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate, waive or extend the vesting or exercisability, or modify or extend the term of any or all such outstanding awards (in the case of share options or share appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;

[1]	Maples Note –

It should also be noted that, as a matter of Cayman Islands law, once a participant’s name is entered in the register of members (along with the amount of shares held by them), such participant will be entitled to full shareholder rights in respect of those shares, even though the shares may not be fully “vested” in accordance with the plan (and the underlying award/option agreements).

For example, if the company declared and paid a dividend in favour of the holders of ordinary shares, the holders of issued (but not fully vested) shares would still be entitled to their portion of the dividend.

There are a number of ways to deal with this. For example: (a) shares can be issued in a separate class (for example, “non-vested ordinary shares”) which are automatically exchanged/converted into “ordinary shares” upon vesting; or (b) if there is only a single class of ordinary shares, the participants could sign a waiver letter stating that they waive their entitlement to the dividend. A statement to this effect could also be included in the award/option agreement (e.g. For so long as the Shares are not fully vested in accordance with the terms hereof, the Participant hereby waives any entitlement to dividends declared by the Company from time to time).

(g)	adjust the number of Ordinary Shares (as defined below) subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6;

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in Ordinary Shares (as defined below), cash, other shares of equivalent value, or other consideration;

(k)	determine the fair market value of the Ordinary Shares (as defined below) or awards under this Plan from time to time and/or the manner in which such value will be determined; and

(l)	implement any procedures, steps or additional or different requirements as may be necessary to comply with any laws of the People’s Republic of China (the “PRC”) or other jurisdictions that may be applicable to this Plan, any share option or any related documents, including, but not limited to, foreign exchange laws, tax laws and securities laws, or as required to qualify for preferred tax treatment under applicable tax laws.

3.3	Binding Determinations. Any determination or other action taken by, or inaction of, the Company, any Subsidiary, the Board, any Board committee or subcommittee, the Administrator or any of their delegates relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company, its Subsidiaries, and any of their affiliates. No director, officer or agent of the Company, its Subsidiaries, or any of their affiliates shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or of any of its Subsidiaries or to third parties.

3.6	Share Option and Share Appreciation Right (“SAR”) Repricing. Subject to Section 4 and Section 8.6.5, the Administrator, from time to time and in its sole discretion, may provide for (a) the amendment of any outstanding share option, or SAR, to reduce the exercise price or base price of the award, (b) the cancellation, exchange, or surrender of an outstanding share option or SAR in exchange for cash or other awards (for the purpose of repricing the award or otherwise), or (c) the cancellation, exchange, or surrender of an outstanding share option or SAR in exchange for a share option or SAR with an exercise or base price that is less than the exercise or base price of the original award. For avoidance of doubt, the Administrator may take any or all of the foregoing actions under this Section 3.6 without shareholder approval.

4.	ORDINARY SHARES SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the shares that may be issued under this Plan shall be the Company’s authorized but unissued Ordinary Shares and any Ordinary Shares held as treasury shares. For purposes of this Plan, “Ordinary Shares” shall mean the Ordinary Shares, par value US$0.0001 per share, in share capital of the Company, and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Share Limits.

(a)	The maximum number of Ordinary Shares that may be issued pursuant to awards granted to each Eligible Person under this Plan (the “Share Limit”) is equal to 58,817,092 Ordinary Shares.

(b)	The maximum number of Ordinary Shares that may be issued under this Plan is 58,817,092 Ordinary Shares.

(c)	No more than 58,817,092 Ordinary Shares may be issued under the Plan upon the exercise of ISOs.

(d)	Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award granted under this Plan is settled in cash or a form other than Ordinary Shares, the shares that would have been issued had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that Ordinary Shares are issued in respect of a dividend equivalent right granted under this Plan, the number of shares issued with respect to the award shall be counted against the share limits of this Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 Ordinary Shares are issued in payment of those rights with respect to that dividend, 50 Ordinary Shares shall be counted against the share limits of this Plan). Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or issued under this Plan, shall not be counted against the share limit and shall be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan.

4.4	Reservation of Shares; No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be issued under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted individually, in combination or in tandem. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement[2]”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. In the event of any conflict between the provisions of the Plan and any such award agreements, the provisions of the Plan shall prevail. The types of awards that may be granted under this Plan are:

5.1.1	Share Options.

(a)	A share option is the grant of a right to purchase a specified number of Ordinary Shares during a specified period as determined by the Administrator.

(b)	A share option may be intended as an incentive share option (an “ISO”), within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “US Tax Code”) or a nonqualified share option (a share option not intended to be an ISO). The agreement evidencing the grant of a share option will indicate if the share option is intended as an ISO; otherwise, it will be deemed to be a nonqualified share option. The maximum term of each share option (ISO or nonqualified) shall be set forth in the applicable award agreement, but shall not exceed ten (10) years from the date of grant.

(c)	The per share exercise price for each share option shall be determined by the Administrator and set forth in the applicable award agreement. When a share option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

(d)	If a participant ceases to be an Eligible Person, the participant may exercise the share option within such period of time as is specified in the applicable award agreement to the extent that the share option is vested on the date of termination (but in no event later than the expiration of the term of such share option as set forth in the applicable award agreement). In the absence of a specified time in the award agreement, the share option will remain exercisable for three (3) months (or twelve (12) months in the case of termination on account of disability or death) following the participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to a share option, the Ordinary Shares covered by the unvested portion of the share option will be forfeited and will revert to the Plan and again will become available for grant under the Plan. If after termination, the participant does not exercise a share option as to all of the vested Ordinary Shares within the time specified by the Administrator, the share option will terminate, and the remaining Ordinary Shares covered by such share option will be forfeited and will revert to the Plan and again will become available for grant under the Plan. For purposes of this subsection, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the US Tax Code, provided that in the case of nonqualified share options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

[2]	Please provide Maples with the draft form of Award Agreement for our review and comment.

5.1.2	Additional Rules Applicable to ISOs.

(a)	To the extent that the aggregate fair market value (determined at the time of grant of the applicable share option) of shares with respect to which ISOs first become exercisable by a participant in any calendar year exceeds US$100,000, taking into account both Ordinary Shares subject to ISOs under this Plan and shares subject to ISOs under all other plans of the Company or one of its Subsidiaries (or any parent or predecessor corporation or company to the extent required by and within the meaning of Section 422 of the US Tax Code and the regulations promulgated thereunder), such share options shall be treated as nonqualified share options. In reducing the number of share options treated as ISOs to meet the US$100,000 limit, the most recently granted share options shall be reduced first. To the extent a reduction of simultaneously granted share options is necessary to meet the US$100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which Ordinary Shares are to be treated as shares acquired pursuant to the exercise of an ISO.

(b)	ISOs may only be granted to employees of the Company or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the US Tax Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of shares of each subsidiary in the chain beginning with the Company and ending with the subsidiary in question).

(c)	There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the share option be an “incentive share option” as that term is defined in Section 422 of the US Tax Code. The per share exercise price for each ISO shall be not less than 100% of the fair market value of an Ordinary Share on the date of grant of the share option. Furthermore, no ISO may be granted to any person who, at the time the share option is granted, owns (or is deemed to own under Section 424(d) of the US Tax Code) outstanding shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, unless the exercise price of such share option is at least 110% of the fair market value of the shares subject to the share option and such share option by its terms is not exercisable after the expiration of five years from the date of grant.

(d)	If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the US Tax Code, whether in form or operation, the share option shall be a nonqualified share option.

5.1.3	Share Appreciation Rights. A share appreciation right or “SAR” is a right to receive a payment, in cash and/or Ordinary Shares, equal to the excess of the fair market value of a specified number of Ordinary Shares on the date the SAR is exercised over the “base price” of the award, which base price shall be determined by the Administrator and set forth in the applicable award agreement. The maximum term of a SAR shall be set forth in the applicable award agreement, but it shall not exceed ten (10) years from the date of grant.

5.1.4	Other Awards. The other types of awards that may be granted under this Plan include restricted shares, restricted share units representing an unfunded and unsecured promise to issue Ordinary Shares in the future, or similar rights to purchase or acquire Ordinary Shares, whether at a fixed or variable price (or no price), and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof. Dividend equivalent rights, representing the right to receive the amount of any dividend paid on any Ordinary Share underlying an award, may be granted as a separate award or in connection with another award under the Plan and shall be subject to the same restrictions as the related award, in which case they shall be accumulated (without interest) during the period of restriction and paid or forfeited when the related award is paid or forfeited, as the case may be.

5.2	Reserved.

5.3	Reserved.

5.4	Settlements and Deferrals. Payment of awards may be in the form of cash, Ordinary Shares, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividends or dividend equivalents on the deferred amounts.

5.5	Consideration for Ordinary Shares or Awards. The exercise price or other purchase price for any award granted under this Plan or the Ordinary Shares to be issued pursuant to an award, as applicable, may be paid by:

(a)	services rendered by the recipient of such award;

(b)	cash, check payable to the order of the Company, or electronic funds transfer;

(c)	issuance of previously-owned Ordinary Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);

(d)	a broker-assisted cashless exercise in accordance with procedures approved by the Administrator, whereby payment may be satisfied, in whole or in part, with Ordinary Shares subject to the award by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Administrator) to sell Ordinary Shares and to deliver all or part of the sale proceeds to the Company;

(e)	delivery of a notice of “net exercise” to the Company, pursuant to which the participant shall receive the number of Ordinary Shares reduced by the number of Ordinary Shares equal to the aggregate exercise price or purchase price of the award divided by the fair market value on the date of exercise or purchase, as applicable;

(f)	such other consideration and method of payment for the issuance of Ordinary Shares to the extent permitted by applicable laws; or

(g)	any combination of the foregoing methods of payment.

In no event shall any shares newly-issued by the Company be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable law. The Company will not be obligated to issue any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Company. The Administrator may take all actions necessary to alter the method of share option exercise and the exchange and transmittal of proceeds with respect to participants resident in the PRC not having permanent residence in a country other than the PRC in order to comply with applicable PRC laws and regulations, including, without limitation, PRC foreign exchange, securities and tax laws and regulations.

5.6	Definition of Fair Market Value. For purposes of this Plan, if the Ordinary Shares are listed and actively traded on an internationally recognized securities exchange (the “Exchange”), then unless otherwise determined by the Administrator, “fair market value” shall mean the closing price (in regular trading) for an Ordinary Share as reported on the Exchange on which the Ordinary Shares are listed for the date in question or, if no sales of Ordinary Shares were reported on the Exchange on that date, the closing price on the next preceding day on which sales of Ordinary Shares were reported. The Administrator may, however, provide with respect to one or more awards that fair market value shall equal the closing price (in regular trading) for an Ordinary Share as reported by the Exchange on the last day preceding the date in question or the average of high and low trading prices of an Ordinary Share as reported by the Exchange for the date in question or the most recent trading day. If the Ordinary Shares are no longer listed or actively traded on the Exchange as of the applicable date, the fair market value of the Ordinary Shares shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1	Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be issued only to (or for the account of) the participant.

5.7.2	Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3	Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Company (for example, in connection with the expiration or termination of the award);

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death (provided such designation is received by the Administrator prior to the participant’s death) or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator;

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Company or one of its Subsidiaries, is not a member of the Board, and provides other services to the Company or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2	Events Not Deemed Terminations of Service. Unless the express policy of the Company or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Company, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Company or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the participant’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; CORPORATE TRANSACTIONS; ACCELERATIONS

7.1	Adjustments.

(a)	Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any share reclassification, share sub-division (including a share sub-division in the form of a share capitalization); any merger, consolidation, conversion or other reorganization; or any exchange of Ordinary Shares or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Ordinary Shares; then the Administrator shall equitably and proportionately adjust:

(i)	the number and type of Ordinary Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan),

(ii)	the number, amount and type of Ordinary Shares (or other securities or property) subject to any outstanding awards,

(iii)	the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or

(iv)	the securities, cash or other property issuable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

(b)	Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions - Assumption and Termination of Awards.

(a)	Upon any event in which the Company does not survive, or does not survive as a public company in respect of its Ordinary Shares (including, without limitation, winding-up, liquidation or dissolution, merger, combination, consolidation, conversion, exchange of securities or other reorganization, or a sale of all of the business, shares or assets of the Company, in any case in connection with which the Company does not survive or does not survive as a public company in respect of its Ordinary Shares), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property issuable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Ordinary Shares upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award):

(i)	unless otherwise provided in the applicable award agreement, each then-outstanding share option and SAR shall become fully vested, all restricted shares then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and

(ii)	each award shall terminate upon the related event; provided that the holder of a share option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested share options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)	Without limiting the preceding subsection(a), in connection with any event referred to in the preceding subsection (a) or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

(c)	For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each Ordinary Share subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the shareholders of the Company for each Ordinary Share sold or exchanged in such event (or the consideration received by a majority of the shareholders participating in such event if the shareholders were offered a choice of consideration); provided, however, that if the consideration offered for an Ordinary Share in the event is not solely the ordinary common stock or shares of a successor company or corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock or shares of the successor company or corporation or a Parent equal in fair market value to the per share consideration received by the shareholders participating in the event.

(d)	The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of share options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of a share option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)	In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)	Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable US$100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the share option shall be exercisable as a nonqualified share option under the US Tax Code.

8.	OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance of Ordinary Shares, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Company or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Ordinary Shares, except as expressly otherwise provided) of the Company or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Company shall be made to provide for any taxes the Company or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)	the Company or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such award event or payment;

(b)	the Company or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such award event or payment; and

(c)	in any case where a tax is required to be withheld in connection with the issuance of Ordinary Shares under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of shares to be issued by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. Unless otherwise provided by the Administrator, in no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1	Effective Date. This Plan is effective as of April 12, 2024, the date of its approval by the Board (the “Effective Date”). Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2	Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3	Shareholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.

8.6.4	Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards.

8.6.5	Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Company under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Share Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of share ownership as to any Ordinary Shares not actually issued to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of issuance.

8.8	Governing Law; Construction; Severability.

8.8.1	Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to any conflict of law principles.

8.8.2	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Share-Based Awards in Substitution for Share Options or Awards Granted by Other Company. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee share options, SARs, restricted shares or other share-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Company or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the shares or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Ordinary Shares (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are issued and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Ordinary Shares, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Company or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittee), as the case may be) to make or authorize:

(a)	any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary,

(b)	any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary,

(c)	any issue of bonds, debentures, capital, preferred or prior preference shares ahead of or affecting the capital shares (or the rights thereof) of the Company or any Subsidiary,

(d)	any dissolution or liquidation of the Company or any Subsidiary,

(e)	any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary,

(f)	any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation) or

(g)	any other corporate act or proceeding by the Company or any Subsidiary.

No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

8.13	Discretionary Nature of Plan. The benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. Unless otherwise required by applicable laws, the benefits and rights provided under the Plan are not to be considered part of a participant’s salary or compensation or for purposes of calculating any severance, resignation, redundancy, or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. By acceptance of an award, a participant waives any and all rights to compensation or damages as a result of the termination of employment with the Company or any Subsidiary for any reason whatsoever insofar as those rights result or may result from this Plan or any award.

8.14	Clawback Policy. The awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any Ordinary Shares or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

8.15	Interpretation. In this Plan:

(a)	any forfeiture of Ordinary Shares described herein will take effect as a surrender of shares for no consideration of such Ordinary Shares as a matter of Cayman Islands law;

(b)	any share dividends described herein will take effect as share capitalizations as a matter of Cayman Islands law;

(c)	any share splits described herein will take effect as share sub-divisions as a matter of Cayman Islands law;

(d)	the allotment and issuance of Ordinary Shares pursuant to the terms of this Plan following the exercise of a share option or award shall be subject to the Amended and Restated Memorandum and Articles of Association of the Company; and

(e)	as a matter of Cayman Islands law, shares shall not in fact be legally issued, transferred, redeemed, repurchased or forfeited until the time at which the appropriate entries are made in Register of Members of the Company (the Register of Members being prima facie evidence of legal title to shares).